Exhibit 23.2

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 4, 2009, with respect to the consolidated financial statements, schedules, and internal control over financial reporting of K•Swiss Inc. appearing in the 2008 Annual Report on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statement on Form S-8 related to the K•Swiss Inc. 2009 Stock Incentive Plan to be filed on May 22, 2009.

/s/ Grant Thornton LLP

Los Angeles, California

May 21, 2009